EXHIBIT 10.22

Amendment No. 10 to the
Pfizer Supplemental Savings Plan (the “PSSP”)
(Amended and Restated as of January 1, 2016)
* * *
(New material underlined; Deletions crossed out)

1.Section 2.17 is amended to add the following language to the end thereof to read as follows:

    2.17    In Service Transfer to PSSP. The term “In Service Transfer to PSSP” shall mean (i) the one-time election and transfer into the Plan of the balance of a Member’s Pfizer Inc. Nonfunded Supplemental Retirement Plan NonGrandfathered benefit by an active employee who had either obtained his or her Early Retirement Date under the Pfizer Consolidated Pension Plan or obtained the age of 65. Such one-time election was required to be made between October 1, 2015 and November 9, 2015, and became effective on January 1, 2016 (the “Initial In Service Transfer to PSSP”); or (ii) the one-time election and transfer into the Plan of the balance of a Member’s Pfizer Inc. Nonfunded Supplemental Retirement Plan NonGrandfathered benefit by an active employee who had obtained eligibility for a full unreduced benefit (with some exceptions) under the Pfizer Consolidated Pension Plan, as approved by the Company at the June 23, 2022 Board meeting. Eligibility for such one-time election was determined on July 1, 2022 (the “Active In Service Transfer to PSSP”). The Initial In Service Transfer to PSSP is initially invested in the Designated Default Fund under the Plan, and thereafter as directed by the Member, and initially as directed by the Member for any trailing In Service Transfer to PSSP due to the timing difference between the accrual and payment of bonuses. The Active In Service Transfer to PSSP is initially invested in the Market Rate Fund, and thereafter as directed by the Member. All In Service Transfers to PSSP will be distributed in a lump sum in the January coincident with or following the Member’s Separation from Service, except in the event of death or a Redeferral in accordance with Section 6.8.

2.New Section 2.20 is added to read as follows and the remaining Sections are renumbered accordingly:

2.20    Market Rate Fund. The term Market Rate Fund means an investment fund under the Plan earning 120% of the long-term applicable federal rate.
3.Section 2.32 of the PSSP is amended to read as follows:

2.32    Retirement. The term “Retirement” means a termination of employment with an Employer after the Eligible Employee has attained either (i) age 65, (ii) age 62 with at least 5 Years of Service, or (iii) age 55 with at least 10 Years of Service (where “Years of “Service” is ~~as~~ determined in accordance with the Qualified Plan), or an Eligible Employee who was eligible under the Pfizer Voluntary Early Retirement Program or involuntarily terminated under the Special Separation Program under a Company-sponsored severance plan, and who would attain either (i) age 65, (ii) age 62 with at least 5 Years of Service, or (iii) age 55 with at least 10 Years of Service, if credited with:
(a)    An additional five years of age;
(b)    An additional five Years of Service; or
(c)    A combination (in months) of years of age and Years of Service, which combination does not exceed 60 months.

4.Section 5.4 of Article V is amended to read as follows:

5.4    Investments. All Excess Regular Earnings Deferrals and Retirement Savings Contributions will be credited with an amount equal to the amount which would have been earned had such amounts been actually invested in one or more of the “Funds” (other than the Pfizer Match Fund available for investment under the Qualified Plan) or the Market Rate Fund, as the Member may be defaulted into or elect from time to time, in one percent (1%) increments. To the extent no investment election is provided when any amounts are credited to the Plan or otherwise, then each of such amounts shall be deemed to be invested in the Designated Default Fund under the Plan. The Initial In Service Transfer to PSSP shall be deemed to be invested in the Designated Default Fund under the Plan; the Active In Service Transfer to PSSP shall be deemed to be invested in the Market Rate Fund. The portion of the Member’s Account attributable to the true-up to the

Initial In Service Transfer to PSSP, Employer Accruals, Active Death Benefit SERP Transfers and Transfers to PSSP shall be deemed to be invested in accordance with the Member’s investment elections. Rules similar to those which govern the Qualified Plan shall apply for purposes of determining the value of the deemed investments (but based on this Plan’s valuation dates) and the timing, frequency and permissibility of investment transfers. No provision of this Plan shall require the Company or any other Employer to actually invest any amount in any “Fund” or in any other investment vehicle. The Plan is an unfunded plan that is not subject to the funding requirements of ERISA, meaning that there are no actual investments held in a trust. The Accounts represent unsecured obligations of the Company, and no funds are set aside from the Company’s general assets to cover such Accounts. The Plan is subject to the full faith and credit of the Company, and Members would be general creditors in the event of the Company’s insolvency. Except as otherwise provided in this Section, distributions and withdrawals from the Plan are valued as of the last business day of the calendar quarter preceding the calendar quarter of the distribution. Withdrawals on account of an Unforeseeable Emergency are valued as of the last business day of the month preceding the day that the withdrawal request is received. Payments that would otherwise be made but are delayed on account of a Member being a Key Employee are valued on the distribution date.

5.The first paragraph of Section 6.8 is amended to read as follows:

6.1Redeferrals. Notwithstanding any elected Payment Option or deemed elected Payment Option made (or deemed made), except with respect to Special Accruals for which the Member was not provided with a redeferral option under the Written Agreement, a Member may make one or more subsequent elections to change the form of a distribution for a deferred amount (and such elections can be with respect to each separate account), provided that such an election shall be effective only if the following conditions are satisfied:

6.New Appendix J is added to read as follows:
APPENDIX J
SPECIAL PROVISIONS APPLICABLE TO LEGACY PARTICIPANTS OF THE WYETH UNION SAVINGS PLAN
Effective as of June 1, 2021, Legacy Union Employees who are actively employed on June 1, 2021 and thereafter shall be eligible to participate in the Plan. In connection with the calculation of the Retirement Savings Contribution, the provisions shall follow the applicable provisions of the Qualified Plan.

7.New Appendix K is added to read as follows:
APPENDIX K
SPECIAL PROVISIONS APPLICABLE TO ARRAY PHARMACEUTICALS, INC., AMPLYX PHARMACEUTICALS, INC., TRILLIUM PHARMACEUTICALS, INC., ARENA PHARMACEUTICALS, INC., REVIRAL PHARMACEUTICALS, INC., GLOBAL BLOOD TERAPEUTICS, INC., AND BIOHAVEN PHARMACEUTICALS, INC. EMPLOYEES

Effective as of the respective effective dates listed below, each of the legacy Array BioPharma Inc., Inc. employees (“Array Employees”), the legacy Amplyx Pharmaceuticals, Inc. employees (“Amplyx Employees”), the legacy Trillium Therapeutics Inc., employees (“Trillium Employees”), the legacy Arena Pharmaceuticals, Inc., employees (“Arena Employees”), the legacy ReViral Limited employees (“ReViral Employees”), the legacy Global Blood Therapeutics, Inc. employees (“GBT Employees”), and the legacy Biohaven Pharmaceuticals Holding Company Ltd. employees (“Biohaven Employees”), shall be eligible to participate in the Plan. Years of Service and Regular Earnings shall be credited as provided under the Qualified Plan.
1.Array Employees shall be eligible to participate in the Plan on and after January 1, 2020.
2.Amplyx Employees shall be eligible to participate in the Plan on and after August 1. 2021.
3.Trillium Employees shall be eligible to participate in the Plan on and after January 1, 2022.
4.Arena Employees shall be eligible to participate in the Plan on and after August 1, 2022.
5.ReViral Employees shall be eligible to participate in the Plan on and after October 1, 2022.
6.GBT Employees shall be eligible to participate in the Plan on and after January 1, 2023.
7.Biohaven Employees shall be eligible to participate in the Plan on and after January 1, 2023.